Exhibit 10.5
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (the “Agreement”) is entered into by Launi Skinner (“Skinner”) and Starbucks Corporation (“Starbucks”).
RECITALS
     A. Skinner has been employed by Starbucks as president, Starbucks Coffee U.S.. Skinner’s employment at Starbucks will terminate on March 3, 2008 (the “Separation Date”).
     B. Starbucks and Skinner enter this Agreement to clarify their respective rights and responsibilities arising out of the conclusion of Skinner’s employment relationship, including Skinner’s reaffirmation of post-separation commitments arising under the non-competition agreement between Starbucks and Skinner (the “Non-Competition Agreement”) and the confidentiality agreement set forth in Paragraph 7 (the “Confidentiality Agreement”).
AGREEMENTS
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:
     1. Separation Date and Responsibilities. Skinner’s employment with Starbucks will end on March 3, 2008. Skinner thereafter will have no further duties or responsibilities to Starbucks.
     2. Compensation. Except as may be expressly provided for in this Agreement, Skinner agrees and acknowledges that she is and shall be entitled to no further or additional compensation of any kind after the Separation Date. If Skinner signs this Agreement and does not revoke it pursuant to Paragraph 19, Starbucks will pay Skinner the equivalent of twelve months of her base salary, payable in a lump sum immediately following the revocation period set forth in Paragraph 19, subject to customary tax and other withholdings.
     Starbucks and Skinner agree that these payments are expressly conditioned on Skinner’s strict compliance with the terms of this Agreement, the Non-Competition Agreement and the Confidentiality Agreement. Any violation of any of these agreements, whether material or not, shall result in (a) a forfeiture by Skinner of any unpaid compensation that might otherwise be owing to Skinner pursuant to this Paragraph 2, and (b) an obligation by Skinner to immediately repay to Starbucks any and all compensation previously paid to Skinner by Starbucks pursuant to this Paragraph 2. Starbucks may, in addition, pursue whatever other rights or remedies it may have against Skinner, including, without limitation, enforcing this Agreement, the Non-Competition Agreement or the Confidentiality Agreement, through injunctive relief and/or seeking an award of attorneys fees and costs.

     3. Medical Coverage. Starbucks agrees to provide Skinner with a lump sum payment equal to the cost of COBRA continuation coverage under the applicable Starbucks medical, dental and vision programs for a period of twelve months, less applicable withholding taxes. This payment may be used by Skinner at her discretion to pay for the post-employment continuation of medical, dental and/or vision coverage pursuant to COBRA if Skinner properly elects such coverage. Skinner agrees and acknowledges that Skinner will be solely responsible for remitting all COBRA payments, and will be solely responsible for the cost of any additional COBRA coverage at the standard COBRA rate and in accordance with the terms and conditions of COBRA and the Starbucks COBRA procedures.
     4. Outplacement Services. Starbucks will provide Skinner with twelve months of outplacement services (until March 3, 2009) through the firm of Lee Hecht Harrison, up to a maximum of $14,000. Such services shall commence as of the Separation Date.
     5. Starbucks Partner Card. Starbucks will provide Skinner a Partner Card that will entitle Skinner to the markout and merchandise discount for her lifetime.
     6. Valid Consideration. Skinner and Starbucks agree that the offer of compensation by Starbucks to Skinner described in Paragraph 2 is not required by Starbucks policies or procedures or by any pre-existing contractual obligation of Starbucks or by any statute, regulation or ordinance, and is offered by Starbucks solely as consideration for this Agreement.
     7. Stock Options and Other Compensation and Benefits. Skinner acknowledges and agrees that any vested options to acquire shares of Starbucks common stock shall expire or be exercisable in accordance with the terms and conditions of the applicable plan documents, program documents and grant agreements. Skinner agrees that Skinner will conduct any and all market transactions involving Starbucks securities in compliance with the Starbucks Insider Trading Policy and Blackout Procedures.
     Skinner’s participation in all equity compensation, incentive compensation and all other compensation and benefits plans, programs and agreements shall terminate effective as of the Separation Date. Skinner acknowledges and agrees that Skinner shall not be entitled to any compensation and benefits after the Separation Date except as specified in this Agreement or by the terms of the Starbucks 401(k) Plan or Management Deferred Compensation Plan.
     8. Post-Separation Commitments. Skinner expressly reaffirms Skinner’s on going duties and responsibilities under the Non-Competition Agreement following the Separation Date.
     In addition, Skinner agrees not to use, publish, misappropriate or disclose any Confidential Information following the Separation Date, except as expressly authorized in writing by the Board. For this purpose “Confidential Information” shall have the meaning set forth in the Non-Competition Agreement and incorporated herein by reference. If Skinner violates the agreement set forth in this Paragraph 8, Starbucks and its successors and assigns shall have (a) the right or remedy, in the event of a breach or a threatened breach, to have the provisions of this Agreement specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Starbucks and that money damages will not provide an adequate remedy, and (b) all other rights and remedies available at law or in equity. The agreement set forth in this Paragraph 8 supplements Skinner’s other confidentiality agreements with Starbucks, including obligations imposed under all applicable Starbucks policies and procedures, as well as those imposed by law.
     9. Additional Confidentiality. Skinner agrees to keep the fact, terms and amount of this Agreement completely confidential and further agrees that disclosure to the public or to any employee of Starbucks of the terms of this Agreement will constitute a material breach. Skinner will be permitted to provide information concerning this Agreement to Skinner’s attorneys, accountants, immediate family members, or to make other disclosures which are required by law, but Skinner must first inform any such person of this confidentiality provision and instruct them that they are bound by it and have an obligation to abide by it.
     10. General Release of Claims. Skinner expressly waives any claims against Starbucks, including its affiliates, subsidiaries, stockholders, directors, officers, managers, representatives, agents, and employees, past and present from any claims, whether known or unknown, which existed or may have existed at any time up to the date of this Agreement, including claims related in any way to Skinner’s employment with Starbucks or the ending of that relationship. This release includes, but is not limited to, any claims for wages, bonuses, employment benefits, stock options, or damages of any kind whatsoever, arising out of any common law torts, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any theory of negligence, any theory of retaliation, any theory of discrimination or harassment in any form, any legal restriction on Starbucks right to terminate employees, or any federal, state, or other governmental statute, executive order, or ordinance.
     This waiver and release shall be construed as broadly and comprehensively as applicable law permits. However, it shall not be construed as releasing or waiving any right that, as a matter of law, cannot be released or waived, including without limitation the right to file a charge or participate in an investigation or proceeding conducted by the EEOC pursuant to the Age Discrimination in Employment Act (“ADEA”); provided that Skinner waives any right to recover monetary remedies on Skinner’s own behalf.
     11. No Sale, Transfer or Assignment of Interest. Skinner warrants and affirms that she has not sold, transferred, or otherwise assigned all or any of her interest in any of the claims or causes of action released in this Agreement and that Skinner is the only person empowered to release such claims.
     12. Nondisparagement. Skinner agrees to refrain from making any derogatory or disparaging comments to the press or any individual or entity regarding Starbucks, its business or related activities, its shareholders, employees or agents or the relationship between the parties.
     13. Return of Property. Skinner confirms that she has or will immediately, upon the Separation Date, return to Starbucks all files, memoranda, records, credit cards, pagers, computers, computer files, passwords and pass keys, card keys, or related physical or electronic access devices, and any and all other property received from Starbucks or any of its current or former employees or generated by Skinner in the course of employment.
     14. Additional Cooperation. Skinner agrees to give Starbucks her full cooperation in connection with any claims, lawsuits or proceedings that relate in any manner to Skinner’s conduct or duties at Starbucks or that are based on facts about which Skinner obtained personal knowledge while employed at Starbucks. In return, Starbucks agrees to provide legal counsel on Skinner’s behalf and to reimburse Skinner for her direct and reasonable out of pocket expenses (including reasonable attorney’s fees) incurred with respect to rendering such cooperation. Skinner further agrees that she will not voluntarily become a party to, or directly or indirectly aid or encourage any other party in connection with, any lawsuit, claim, demand, or adversarial or investigatory proceeding of any kind involving Starbucks or that relates in any material way to Skinner’s employment with Starbucks or that is based on facts about which Skinner obtained personal knowledge while employed with Starbucks. Skinner’s compliance with a subpoena or other legally compulsive process will not be a violation of this provision.
     15. Breach or Default. Any party’s failure to enforce this Agreement in the event of one or more events that violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.
     16. Severability. The provisions of this Agreement are severable, and except for Paragraph 10, if any part of them are found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law. Should Paragraph 10 be held unlawful or unenforceable, Starbucks obligations to Skinner under Paragraph 2 shall cease, and Skinner shall immediately return to Starbucks any monetary payments Skinner may have received pursuant to Paragraph 2.
     17. Entire Agreement. This Agreement sets forth the entire understanding between Skinner and Starbucks and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of Skinner’s employment with Starbucks and the employment relationship, with the exception of (a) the Non-Competition Agreement and (b) the Confidentiality Agreement, both of which shall remain fully enforceable and which are incorporated into this Agreement by reference. Skinner acknowledges that in executing this Agreement, Skinner does not rely upon any representation or statement by any representative of Starbucks concerning the subject matter of this Agreement, except as expressly set forth in the text of the Agreement. No modification or waiver of this Agreement shall be effective unless evidenced in a writing signed by both parties. This

Agreement may be executed in one or more copies or counterparts and each such copy shall constitute a duplicate original of this Agreement.
     18. Governing Law; Attorney’s Fees. This Agreement will be governed by and construed exclusively in accordance with the laws of the State of Washington without reference to its choice of law principles. Any disputes arising under this Agreement, or the Non-Competition Agreement, shall be brought in a court of competent jurisdiction in King County, Washington. In any action brought to enforce any obligation arising out of this Agreement, the substantially prevailing party shall be entitled to recover reasonable attorney’s fees and costs.
     19. Knowing and Voluntary Agreement. Skinner agrees that she has carefully read and fully understands all aspects of this Agreement including the fact that this Agreement releases any claims that Skinner might have against Starbucks. Skinner agrees that she has not relied upon any representations or statements not set forth herein or made by Starbucks agents or representatives. Finally, Skinner agrees that she has been advised to consult with an attorney prior to executing the Agreement, and that Skinner has either done so or knowingly waived the right to do so, and now enters into this Agreement without duress or coercion from any source. Skinner agrees that she has been provided the opportunity to consider for twenty-one (21) days whether to enter into this Agreement, and has voluntarily chosen to enter into it on this date. Skinner may revoke this Agreement for a period of seven (7) days following the execution of this Agreement by written notice timely delivered to the Executive Vice President, General Counsel and Secretary of Starbucks. This Agreement shall become effective following expiration of this seven (7) day period.

STARBUCKS CORPORATION		LAUNI SKINNER

By:	/s/ Chet Kuchinad	/s/ Launi Skinner

Its:	evp, partner resources

Dated:	March 3, 2008	Dated:	March 3, 2008